UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2009

Embarq Corporation

(Exact name of registrant as specified in charter)

Delaware	001-32732	20-2923630
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5454 W.110th Street, Overland Park, Kansas	66211
(Address of Principal Executive Offices)	(Zip Code)

(913) 323-4637

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2009 Long-Term Incentive Program

On January 16, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Embarq Corporation (“Embarq”) established the following parameters for Embarq’s 2009 Long-Term Incentive program (the “2009 LTI program”) and approved the target opportunities for the named executive officers (excluding the chief executive officer) and certain other Embarq employees as part of the 2009 LTI program:

•

the 2009 LTI program awards are to be made in the form of restricted stock units (“RSUs”), with a ratable vesting schedule over three years (34% vesting at the one year anniversary of the grant date and 33% vesting on each of the second and third anniversaries of the grant date);

•

if a change in control of Embarq occurs, including the closing of Embarq’s proposed merger with CenturyTel, during the 12 month period following the date of grant, and the following events occur: (i) the RSU holder is involuntarily terminated or resigns for good reason; and (ii) the RSU holder fulfills the requirements of a transition period designated by the successor company (such period not to exceed 12 months following the change in control event), then any unvested RSUs will vest on the named executive officer’s last day worked, in an amount equal to the greater of the following: (a) 50% of the RSU grant, and (b) a prorated amount of the RSU grant with the numerator equal to the number of months between the date of grant and the named executive officer’s last day worked (not to exceed 12), and the denominator equal to 12;

•	the number of RSUs to be granted will be based on the 30-day volume weighted average stock price of Embarq common stock ending on a date within 2 weeks before the date of grant; and

•	additional terms and conditions of the RSUs will be determined by the Committee at the time of grant.

The target opportunities (in dollar value) for the individuals identified by Embarq as the named executive officers for the year ended December 31, 2008 (excluding the chief executive officer) are as follows:

Gene M. Betts	$1,800,000
Harrison S. Campbell	$1,100,000
Dennis G. Huber	$672,000
Thomas J. McEvoy	$1,100,000

These target opportunity levels for 2009 reflect no increase over the 2008 target opportunity levels.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 21, 2009

EMBARQ CORPORATION

By:	/s/ Claudia S. Toussaint
Name:	Claudia S. Toussaint
Title:	General Counsel and Corporate Secretary